UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChannelAdvisor Corporation
(Name of Registrant as Specified In Its Charter)

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CHANNELADVISOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2022

Dear Stockholder:

The Annual Meeting of Stockholders of ChannelAdvisor Corporation, or the Company, will be held at the offices of the Company at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Friday, May 13, 2022 at 10:00 a.m. local time for the following purposes:

1.Proposal 1-To elect the Board’s nominees, Linda M. Crawford, David J. Spitz and Timothy V. Williams, to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.

2.Proposal 2-To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2022.

3.Proposal 3-To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

4.To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is March 14, 2022. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,
Kathryn F. Twiddy
Secretary
Morrisville, North Carolina
March 28, 2022

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about March 29, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2022 Proxy Statement and 2021 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxyvote.com, 2) by telephone by calling the toll-free number 1-800-690-6903, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHANNELADVISOR CORPORATION
3025 Carrington Mill Blvd., Suite 500
Morrisville, North Carolina 27560

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials online. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because our Board of Directors is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. All stockholders can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are in the Notice. The annual report is not part of our proxy soliciting materials.
We expect to mail the Notice on or about March 29, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Friday, May 13, 2022 at 10:00 a.m. local time at our headquarters at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 14, 2022 are entitled to vote at the Annual Meeting or any adjournments thereof. On this record date, there were 30,451,564 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 14, 2022 your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or online as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 14, 2022 your shares were held not in your name, but in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You may also attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal 1-Election of three directors;
•Proposal 2-Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for our fiscal year ending December 31, 2022, or fiscal 2022; and

•Proposal 3-Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have voted by proxy.
•To vote online, go to www.proxyvote.com. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 12, 2022 to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on May 12, 2022 to be counted.
•To vote by mail if you requested printed proxy materials, you can vote by completing and returning your signed proxy card in the envelope provided. Mail your signed proxy card sufficiently in advance for it to be received by May 12, 2022.
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact that organization to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 14, 2022.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote online, by telephone, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for fiscal 2022 and “For” the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on Proposals 1 or 3 in the absence of your voting instructions. Proposal 2 is considered to be “routine” under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or online.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.
•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, follow the instructions provided by that organization.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Tuesday, November 29, 2022 to our Corporate Secretary at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2023 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between Friday, January 13, 2023 and Sunday, February 12, 2023. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. Our current bylaws are included as an exhibit to our Annual Report on Form 10-K filed with the SEC on February 10, 2022 and can be accessed on the SEC’s website at www.sec.gov.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably need to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to the broker, bank or other securities intermediary holding the shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, and accordingly we expect broker non-votes in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes. Votes will be counted by the inspector of elections appointed for the Annual Meeting.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Three nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect
2	Ratification of selection of Ernst & Young LLP as independent registered public accounting firm for fiscal 2022	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect
_________________________
(1)This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 30,451,564 shares outstanding and entitled to vote. Thus, the holders of 15,225,783 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes and currently has nine members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are three directors in the class of directors whose term of office expires in 2022. Each of Mr. Spitz and Mr. Williams was previously elected by our stockholders and is in the class of directors whose office expires in 2022. Ms. Crawford was appointed as a director by the Board in March 2021 to fill a vacancy created by an increase in the size of the Board and is also in the class of directors whose term of office expires in 2022. Ms. Crawford was initially identified as a director candidate by a third-party search firm and referred to the Nominating and Corporate Governance Committee for consideration, and after careful assessment by the Committee of her background and skills, was proposed for election to the Board. Each of the nominees has been nominated for election at the Annual Meeting for the class of directors whose term of office expires in 2025. If elected at the Annual Meeting, each would serve until the 2025 Annual Meeting and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend all annual meetings of stockholders and each of our directors then in office attended our 2021 Annual Meeting, either in person or virtually.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. You cannot vote for more than three nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee that we will propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Committee to believe that the nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING
David J. Spitz, age 49, has served as our chief executive officer and a member of our board of directors since 2015. He had previously served as our president and chief operating officer since 2010 and in a number of other roles with our company since 2006. He was an entrepreneur-in-residence at the Aurora Funds, a venture capital firm, from 2005 to 2008. From 2000 to 2002, Mr. Spitz was founder and chief technology officer of WindWire, a mobile marketing company that was acquired by Avesair, where he then served as president until its acquisition by Inphonic in 2003. In 1996 he co-founded, and until 1998 served as chief technology officer of, Netsation, a network management software company acquired by Nortel Networks, where he then served as senior principal technologist until 2000. Mr. Spitz received a B.A. in computer science from the University of California, San Diego. Since 2019, Mr. Spitz has served on the board of directors and compensation committee of the publicly traded company Beazer Homes USA, Inc. He holds four U.S. patents, is past chairman of the North Carolina School of Science and Mathematics Foundation Board and is past chairman and a member of the executive committee and board of directors of CED, an entrepreneurial support organization for companies in the southeastern United States. The Board of Directors believes that Mr. Spitz’s knowledge of our company as our chief executive officer and his high-level management experience with software and technology companies, computer science background and deep industry experience allow him to make valuable contributions to the Board.

Timothy V. Williams, age 72, has served as a director of our company since 2012. Mr. Williams served as senior vice president and chief financial officer of Blackbaud, Inc., a public company providing software and services to non-profit organizations, from 2001 until his retirement in 2011. From 1994 to 2001, he served as executive vice president and chief financial officer of Mynd, Inc., a public company providing software and services to the insurance industry, which is now a subsidiary of Computer Sciences Corporation. Previously, Mr. Williams served as executive vice president and chief financial officer at Holiday Inn Worldwide. Since 2007, Mr. Williams has served on the board of directors of and as chairman of the audit committee of PROS Holdings, Inc., a public company providing pricing and revenue management software and services. Since 2014, he has served on the board of directors of and as chairman of the audit committee of PointClickCare Corp., a privately held company providing software and services to the facility-based senior care industry. He also served on the board of directors of and as chairman of the audit committee of Halogen Software, Inc., a public company providing talent management software and services, from 2011 until its sale to Saba, Inc. in May 2017. Mr. Williams holds a B.A. in business from the University of Northern Iowa. The Board of Directors believes that Mr. Williams’s extensive financial, business, management and public software company experience, including as a chief financial officer, and his extensive knowledge of accounting, risk management, general management of software companies and public company reporting requirements and processes, allow him to make valuable contributions to the Board.

Linda M. Crawford, age 58, has served as a director of our company since March 2021. She served as the chief executive officer of Helpshift, a digital customer support platform, from August 2017 to February 2020 and previously served as Chief Revenue and Chief Customer Officer of Optimizely, Inc., a SaaS company providing website and mobile testing and personalization, from January 2016 to February 2017. Ms. Crawford served in several executive positions at Salesforce.com, Inc. from 2006 to 2015, including executive vice president and general manager of the Sales Cloud Products division from 2012 to 2015 and Senior Vice President Sales, Strategy and Productivity from 2008 to 2012. Prior to joining Salesforce, Ms. Crawford served as Vice President, Sales at Rivermine Software, Inc., a telecom expense management software platform, and held several executive positions at Siebel Systems, Inc. Ms. Crawford has served on the board of directors of the publicly traded company Verint Systems, Inc., a provider of customer engagement solutions, since June 2021 and also serves as a director of Equilar, Inc., a privately held provider of corporate leadership data. She is an advisor to several privately held companies and holds a B.A. in computer information systems and economics and an M.B.A. from James Madison University. The Board of Directors believes that Ms. Crawford’s extensive business and industry knowledge, including her experience in key executive positions at companies providing cloud-based software solutions, allow her to make valuable contributions to the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
Janet R. Cowell, age 53, has served as a director of our company since 2016. Since January 2021, she has served as President and Chief Executive Officer of Dorothea Dix Park Conservancy, a non-profit organization dedicated to supporting the City of Raleigh in its efforts with respect to Dorothea Dix Park, serving as its philanthropic partner, and helping ensure the long-term success of the park. From January 2018 to July 2020, she served as Chief Executive Officer of Girls Who Invest, Inc., a non-profit organization dedicated to increasing the number of women in portfolio management and executive leadership in the asset management industry. From January 2009 to December 2016, Ms. Cowell served as the Treasurer of the State of North Carolina, the first woman to hold the office. From 2004 to 2008, she served as a North Carolina State Senator, and she served on the Raleigh City Council from 2001 to 2004. Earlier in her career she worked with Corning Inc., Sibson & Co., SJF Ventures, HSBC Holdings plc and Lehman Brothers Holdings Inc. Since May 2016, Ms. Cowell has served on the board of directors and audit committee of James River Group Holdings, Ltd., a public company that owns and operates a group of specialty insurance and reinsurance companies. Ms. Cowell received a B.A. degree from the University of Pennsylvania and an M.B.A. from the University of Pennsylvania Wharton School of Business as well as an M.A. degree in International Studies from the University of Pennsylvania Lauder Institute. The Board of Directors believes that Ms. Cowell’s extensive financial and business experience and extensive knowledge of accounting and risk management allow her to make valuable contributions to the Board.

Marshall A. Heinberg, age 65, has served as a director of our company since December 2019. He is the founder of, and since 2012 has served as managing director of, MAH Associates, LLC, which provides strategic advisory and consulting services to various companies. Mr. Heinberg served as chairman of the board of directors of the publicly held company PAE Incorporated from February 2020 until its acquisition by Amentum Government Services Holdings LLC in February 2022. From 2015 to July 2020 he served as a senior advisor to Burford Capital, a litigation finance company. He served as executive chairman of the board of directors of Ecology and Environment Inc., a publicly traded environmental consulting firm, from September 2018 until its acquisition by WSP Global Inc. in December 2019, and on its board of directors and compensation committee from April 2017 until the acquisition. Mr. Heinberg began his investment banking career in 1987 in the corporate finance division of Oppenheimer & Co. Inc., which was acquired by the Canadian Imperial Bank of Commerce, or CIBC, in 1997. He served as head of the investment banking department and as a senior managing director of Oppenheimer from 2008 until 2012, and as the head of U.S. investment banking at CIBC World Markets from 2001 until 2008. Mr. Heinberg serves on the board of directors of the publicly traded company Galmed Pharmaceuticals Ltd. and is chairman of the board of directors of the publicly traded company Custom Truck One Source, Inc. He was also previously a director of Universal Biosensors, Inc. until March 2021. He also serves on the board of directors of Union Carbide Corporation, a subsidiary of The Dow Chemical Company. Mr. Heinberg received a B.S. in economics from the University of Pennsylvania Wharton School of Business and a J.D. from Fordham Law School. The Board of Directors believes that Mr. Heinberg’s extensive financial and business knowledge and experience allow him to make valuable contributions to the Board.

M. Scot Wingo, age 53, is a co-founder of our company and served as our chief executive officer and chairman of our board of directors from our inception in 2001 to 2015 and as our executive chairman from 2015 until December 2019. Mr. Wingo is a co-founder of, and since 2016 has served as the chief executive officer and a director of, Get Spiffy, Inc., a privately held company providing on-demand car cleaning technology and services. Before founding our company, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. He currently serves on the board of directors of RDE, Inc. (formerly UBid Holdings, Inc.) and several privately held companies. Mr. Wingo received a B.S. in computer engineering from the University of South Carolina and an M.S. in computer engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s knowledge of our company as our co-founder, his reputation as a thought leader in the e-commerce industry and his industry experience with software companies allow him to make valuable contributions to the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING
Timothy J. Buckley, age 70, has served as a director of our company since 2004 and as our chairman since December 2019. He was previously lead independent director from July 2016 until becoming chairman. Mr. Buckley served as chief executive officer of Xtium, Inc., a provider of virtual hosting and recovery services, from 2012 until 2014. From 2003 to 2011, Mr. Buckley served as a consultant to a number of technology companies. From 1999 to 2003, Mr. Buckley served as the chief operating officer of Red Hat, Inc., a publicly held software company. From 1993 to 1999, Mr. Buckley was senior vice president of worldwide sales at Visio Corporation, a publicly held software application company that was acquired by Microsoft in 2000. Mr. Buckley holds a B.A. from Pennsylvania State University. The Board of Directors believes that Mr. Buckley’s experience as a sales executive and chief operating officer for public companies in the software industry as well as his past service as a director of publicly traded and privately held companies allow him to make valuable contributions to the Board.

Joseph L. Cowan, age 73, has served as a director of our company since 2016. From 2013 to 2017, Mr. Cowan served as the president, chief executive officer, and as a director of, Epicor Software Corporation, a privately held company providing industry-specific enterprise software. Before joining Epicor, he was president of DataDirect Networks, Inc., a privately held data storage infrastructure provider, from June 2013 until October 2013 and a director of that company from August 2012 until October 2013. He served as president, chief executive officer and a director of Online Resources Corporation, a public company providing internet and electronic finance services, from 2010 until its acquisition by ACI Worldwide in 2013. From 2009 to 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. He served as chief executive officer and a member of the board of directors of Interwoven Inc., a public company providing enterprise content management software, from 2007 until its acquisition by Autonomy, Inc. in 2009. Before that, Mr. Cowan served in a variety of other executive management positions with companies including Manugistics Group, Inc., EXE Technologies, Inc., Invensys Automation & Information Systems, Wonderware, Texas Instruments, Eurotherm Corp. (now part of Invensys), Monsanto, and Honeywell Information Systems. Mr. Cowan currently serves on the board of directors and compensation committee of NICE Ltd., an Israeli-based public company providing internet-based data solutions, as chairman of the board of directors and on the compensation committee of SAI Global Pty Limited, a privately held company owned by Baring Private Equity Asia and on the board of directors of Drishti Technologies, Inc., a privately held software company. Mr. Cowan received a B.S. in electrical engineering from Auburn University and currently serves as a director of the Auburn University Foundation. He also received an M.S. in engineering from Arizona State University. The Board of Directors believes that Mr. Cowan’s extensive experience as a chief executive officer for public companies in the software industry as well as his service as a director of several private and public companies allow him to make valuable contributions to the Board.

Himanshu S. Palsule, age 58, has served as a director of our company since October 2021. Since January 2022, he has served as Chief Executive Officer and a director of Cornerstone OnDemand, a provider of cloud-based talent management software solutions. He previously served as President of Epicor Software Corporation from January 2020 to December 2021, having previously served as its Chief Product and Technology Officer and Executive Vice President from November 2015 to January 2020. Before joining Epicor, he served as Chief Technology Officer and Head of Strategy at Sage Software from July 2012 to November 2015 and as its Executive Vice President and General Manager from May 2004 to July 2012. Earlier roles include Senior Vice President and General Manager at Best Software from1997 to 2003, Vice President and General Manager for Products and Technology at Open Systems International from 1993 to 1997, and Director of Research and Development at Man-Trak for four years. Mr. Palsule received a B.S. in electrical engineering from the Manipal Institute of Technology and an M.S. in software engineering from the University of Saint Thomas. The Board of Directors believes that Mr. Palsule’s extensive business and industry knowledge, including his experience as a software executive, allow him to make valuable contributions to the Board.

Board Diversity
The Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background and professional experiences in evaluating board candidates in order to provide practical insights and diverse perspectives. The Board Diversity Matrix, below, provides the diversity statistics for our Board.

Board Diversity Matrix (As of February 1, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
Asian	0	1	0	0
White	2	6	0	0

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of the director’s family members, and our company, our senior management and our independent auditors, the Board has affirmatively determined that the following seven currently serving directors are independent directors within the meaning of the applicable listing standards: Mses. Cowell and Crawford and Messrs. Buckley, Cowan, Heinberg, Palsule and Williams. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Spitz is not an independent director by virtue of his service as our chief executive officer; Mr. Wingo is not an independent director by virtue of his service as our executive chairman until December 2019.
BOARD LEADERSHIP STRUCTURE
Mr. Buckley has served as our independent chairman since December 2019. The responsibilities of the chairman include presiding at meetings of the Board of Directors and stockholders, providing Board feedback to management and performing other duties as may be directed by the Board from time to time. The chairman also has the power to call meetings of the Board of Directors and of the stockholders.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. In addition, our Board oversees cybersecurity risk management and meets at least annually with both information technology and business personnel responsible for cybersecurity risk management and receives periodic reports from them. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct and monitors environmental and social risk management. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which the Board member served during the year.
As required under applicable NYSE listing standards, in the year ended December 31, 2021, or fiscal 2021, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Our chairman Mr. Buckley presided over the executive sessions.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2021 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy J. Buckley		X*	X**
Joseph L. Cowan		X	X
Janet R. Cowell	X		X*
Linda M. Crawford		X***
Marshall A. Heinberg	X	X***
Marc E. Huffman+		X
Himanshu S. Palsule			X**
Timothy V. Williams	X*		X
Total meetings in fiscal 2021	8	5	4

*Committee chair.
**Mr. Buckley was a member of the Nominating and Corporate Governance Committee through November 16, 2021; Mr. Palsule was appointed to that committee on November 16, 2021.
***Ms. Crawford and Mr. Heinberg were appointed to the Compensation Committee on May 18, 2021.
+Mr. Huffman's term expired on May 7, 2021

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair the member’s individual exercise of independent judgment with regard to our company.

Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. During fiscal 2021, the Audit Committee met eight times and consisted of three directors, Ms. Cowell and Messrs. Heinberg and Williams. The Board reviews the NYSE listing standards definition of independence for audit committee members on an annual basis and has determined that each satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act.
Mr. Williams is the chair of the Audit Committee and the Board has determined that each of Mr. Williams, Ms. Cowell and Mr. Heinberg is an “audit committee financial expert” as defined by SEC rules and regulations. The Board made a qualitative assessment of each member’s respective levels of knowledge and experience based on a number of factors, including formal education. For Mr. Williams, the Board considered his experience as a chief financial officer for a public reporting company; for Ms. Cowell, the Board noted her experience as Treasurer of the State of North Carolina; and for Mr. Heinberg, the Board identified his experience as executive chairman for a public reporting company.

The principal duties and responsibilities of the Audit Committee include:
•appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;
•approving in advance all audit services and non-audit services to be provided to us by the independent auditor;
•approving all tax services to be provided, and periodically reviewing the status of open tax matters and proposed tax strategies being considered for implementation in current and future periods;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•reviewing and discussing with management and the independent auditor our annual and quarterly reports, including the reasonableness of significant judgments and estimates, alternative accounting policies available under generally accepted accounting principles, and the adequacy of disclosures, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”
•reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements;
•reviewing and discussing with management and the independent auditor our earnings press releases as well as the substance of financial information and earnings guidance provided to analysts;

•overseeing our internal audit function; and
•conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.
The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.channeladvisor.com.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the Securities and Exchange Commission, or the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Timothy V. Williams, Chair
Janet R. Cowell
Marshall A. Heinberg

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is composed of four directors, Ms. Crawford and Messrs. Buckley, Cowan and Heinberg, with Mr. Buckley serving as chair. Each member of our Compensation Committee is independent (as independence is currently defined in the NYSE listing standards for compensation committee members) and is a non-employee member of our Board (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee met five times during fiscal 2021. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The principal duties and responsibilities of our Compensation Committee include:
•establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;
•setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•exercising administrative authority under our stock plans and employee benefit plans;
•establishing policies and making recommendations to our Board regarding director compensation;
•reviewing and discussing with management the compensation discussion and analysis, or CD&A, and considering whether to recommend it be included in our annual proxy statements and other SEC filings; and
•preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least three times each year and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with the chief executive officer. The Compensation Committee meets in executive session from time to time as necessary. Members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the chief executive officer’s compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
In 2020, after taking into consideration the six factors prescribed by the SEC and NYSE, our Compensation Committee re-engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a national compensation consulting firm, to provide executive compensation advisory services for fiscal 2021. The Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer had no conflicts of interest in connection with its provisions of services to the Committee. Specifically, the Compensation Committee engaged Pearl Meyer to recommend a peer group composed of public companies with revenues, market capitalization and employee populations comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive team against compensation for similarly situated executives at our peer group companies. Following an active dialogue with Pearl Meyer, the Compensation Committee approved the recommendations. These recommendations are discussed in the CD&A section of this proxy statement. Our management did not have the ability to direct Pearl Meyer’s work.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the chief executive officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the chief executive officer. The performance evaluation of the chief executive officer is conducted by the Compensation Committee, which determines any adjustments to compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies considered to be comparable to us, as identified by the compensation consultant engaged by the Committee.
THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR FISCAL 2021 ARE DESCRIBED IN GREATER DETAIL IN THE CD&A SECTION OF THIS PROXY STATEMENT.

Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Timothy J. Buckley, Chair
Joseph L. Cowan
Linda M. Crawford
Marshall A. Heinberg

*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC and is not deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of four directors, Ms. Cowell and Messrs. Palsule, Cowan and Williams, with Ms. Cowell serving as chair. Mr. Palsule was appointed to the Nominating and Corporate Governance Committee in November 2021, at which time Mr. Buckley resigned from the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in the NYSE listing standards for directors). The Nominating and Corporate Governance Committee met four times during fiscal 2021. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.channeladvisor.com.
The Nominating and Corporate Governance Committee’s responsibilities include:
•assessing the need for new directors and identifying individuals qualified to become directors;
•recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•assessing the need for Board refreshment, including Committee assignments and Committee leadership;
•assessing individual director performance, participation and qualifications;
•developing and recommending to the Board corporate governance principles;
•monitoring the effectiveness of the Board and the quality of the relationship between management and the Board;
•overseeing an annual evaluation of the Board’s performance and the evaluation of management; and
•reviewing our strategies, programs, practices and performance outcomes related to human capital management, including with respect to talent development, employee retention and experience, diversity, equity and inclusion initiatives, corporate culture, internal communications programs, and workforce demographics.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in the candidate’s field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, including gender, age, racial and ethnic diversity, in order to ensure consideration of a wide range of perspectives, as well as age, skills and other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, which may include thoughtful consideration of the rotation of Committee assignments and Committee leadership, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s annual self-assessment in which directors evaluate the functioning of each committee and the Board as a whole. The self-assessment includes an evaluation of (a) the Board’s and each committee’s contributions as a whole and effectiveness in serving the best interest of the company and our stockholders, (b) specific areas in which the Board believes that the performance of the Board and its committees could be improved and (c) overall Board composition and makeup.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. In 2021, the Nominating and Corporate Governance Committee engaged Heidrick & Struggles, a professional search firm that provides director search services, to assist in the identification and evaluation of potential candidates, with a particular focus on recruiting diverse candidates to the Board. As part of this effort, the Board identified Ms. Crawford, who joined the Board in fiscal 2021. In fiscal 2021, the Nominating and Corporate Governance Committee paid a fee of $100,000 to Heidrick & Struggles for these services. Mr. Palsule also joined the Board in fiscal 2021 and was recommended by another director. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, at least 90 days, but not more than 120 days, before the anniversary date of the preceding year’s annual meeting of stockholders. Submissions must include the information required by our bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Oversight of Human Capital Resources and Diversity
The Nominating and Corporate Governance Committee oversees management’s efforts with respect to our human capital resources and diversity efforts. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain and reward high performing employees through the granting of equity-based compensation awards in order to increase stockholder value and the success of our company by motivating employees to perform to the best of their abilities and achieve our company objectives.

We have formed a Diversity, Equity and Inclusion (DE&I) task force tasked with five key DE&I objectives for our company: driving awareness, accelerating opportunity, improving access, advocacy and accountability. The DE&I task force is an organizing group, responsible for developing and tracking key projects, acting as a liaison between our executive team and other functional areas, and crafting internal and external messaging for a broad audience of stakeholders. The DE&I task force helps us establish objectives and key results to achieve our DE&I goals. In 2021, we achieved the following goals:

•100% of our employees completed unconscious bias training.
•We created an internal DE&I portal called One Team, centralizing all DE&I information.

•We launched eight new employee resource groups (ERGs), each with an executive sponsor.
•More than 10% of our employees globally are active members of ERGs, and ERG membership includes 31% of our senior leaders.
•Our ERGs sponsored events to grow awareness through ongoing education.
•We expanded our relationships with a wider variety of colleges and universities with students of diverse backgrounds, including historically black colleges and universities (HBCUs).
•We increased our spend with vendors owned or managed by individuals with diverse backgrounds.
•We advocated for policy change relevant to our employees and our business, including affirming publicly our support for the passage of the Equality Act by the U.S. Congress.
•We launched the DE&I page of our external website.
We are proud of our long history of inclusion and our merit-based culture, but also believe there is more work to do to promote DE&I internally and externally. As we look to 2022 and beyond, we will continue our commitment to diversity, equity and inclusion by living our values and building on our longtime commitment to a culture of meritocracy. We encourage you to read our Diversity Annual Report on our company website at www.channeladvisor.com/about/diversity-and-inclusion for additional information.
STOCKHOLDER ENGAGEMENT AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We consider our relationships with our stockholders to be a high priority. We recognize that stockholders can have divergent interests and different views on our practices, objectives and time horizons. To ensure that our Board and management have an opportunity to listen to and understand the varying perspectives of our stockholders, members of our management team and Board engage in ongoing dialogues with stockholders through our stockholder engagement program. Members of management and our Board reach out to and seek feedback from our largest stockholders and have had constructive conversations with many of these top stockholders. During 2021, we focused our stockholder outreach efforts on our top 25 stockholders, which represented just over 50% of our outstanding shares. Topics discussed included, among other things, corporate governance, executive compensation, environmental and social policies, and business strategy.

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving our company will be promptly and directly forwarded to the Audit Committee.
Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation or Nominating and Corporate Governance Committee, as appropriate.

CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.channeladvisor.com. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the amendment or waiver on our website.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, including diversity, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.channeladvisor.com.
HEDGING POLICY*
Our employees (including our officers) and directors are subject to our insider trading and window period policy, which prohibits them from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock.
*This information shall not deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee of the Board has selected Ernst & Young LLP as our independent auditors for fiscal 2022 and has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that a change would be in the best interests of our company and our stockholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and have the effect of negative votes.
INDEPENDENT AUDITOR FEES AND SERVICES
The aggregate fees of Ernst & Young LLP billed to us for the fiscal years shown were as follows:

	Fiscal 2021	Fiscal 2020
Audit Fees	$953,102	$989,131
Audit-related Fees	70,000	45,000
Tax Fees	113,147	118,916
Total Fees	$1,136,249	$1,153,047
All fees described above were pre-approved by the Audit Committee.
Audit Fees includes fees billed for the fiscal year shown for professional services for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, as well as for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as consent procedures for SEC filings.

Audit-related Fees includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of our financial statements and are not reported under the category “Audit Fees.” These fees include consultations related to assessment of our internal controls for safeguarding customer data, as well as related attest services.

Tax Fees includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning and tax advice. The services were primarily related to tax advice, ongoing transfer pricing documentation assistance and an analysis of potential limitations on our net operating loss carryforwards.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The Committee generally pre-approves services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2019 Annual Meeting of Stockholders, in accordance with the Board recommendation, the stockholders indicated their preference that we solicit a non-binding advisory vote on compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or our company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2023 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth information concerning our current executive officers:

Name	Age	Position
David J. Spitz	49	Chief Executive Officer and Director
Richard F. Cornetta	46	Chief Financial Officer and Treasurer
Elizabeth Segovia	52	Chief Operating Officer
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors:
Richard F. Cornetta has served as our chief financial officer since May 2019. He was our vice president, finance and chief accounting officer from 2015 to May 2019, and previously served as our controller from 2013 to 2015. Before joining ChannelAdvisor, he was employed by Dex Media, Inc., a public company providing local marketing solutions, most recently serving as director of financial reporting and accounting from 2010 to 2013. He previously served as senior financial reporting analyst at UST Inc., and as a senior accountant with Ernst & Young. Mr. Cornetta received a B.A. in accounting from Iona College. He is a certified public accountant.
Elizabeth Segovia has served as our chief operating officer since August 2019. She was our vice president, services from October 2017 to August 2019. Before joining ChannelAdvisor, Ms. Segovia was employed by Lenovo, a public company providing smart devices and infrastructure, most recently serving as executive director, customer engagement & services business development from 2016 to October 2017, and serving as executive director, PC services from 2011 to 2016. Prior to that she spent more than ten years building out customer facing account management and operations support for Lenovo and IBM’s largest global customers. Ms. Segovia received a B.S. in industrial engineering from Northwestern University and an M.S. in manufacturing systems engineering from Lehigh University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 14, 2022 by: 1) each director serving as of that date, 2) each of the executive officers named in the Summary Compensation Table, 3) all executive officers and directors as a group serving as of that date and 4) all those known by us to be beneficial owners of more than five percent of our common stock. Except as set forth below, the principal business address of each such person or entity is c/o ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

	Beneficial Ownership (1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Janus Henderson Group plc (2)	2,190,793	7.2
Driehaus Capital Management LLC (3)	2,095,829	6.9
The Vanguard Group (4)	2,058,463	6.8
BlackRock, Inc. (5)	2,036,737	6.7
ArrowMark Colorado Holdings LLC (6)	1,700,046	5.6
Named Executive Officers and Directors:
David J. Spitz (7)	725,174	2.3
Elizabeth Segovia (8)	196,014	*
Richard F. Cornetta (9)	156,887	*
Diana S. Allen (10)	99,090	*
Timothy V. Williams	96,406	*
Timothy J. Buckley (11)	103,820	*
Joseph L. Cowan	74,431	*
Janet R. Cowell	20,829	*
Linda M. Crawford	6,196	*
Marshall A. Heinberg	19,251	*
Himanshu S. Palsule	—	—
M. Scot Wingo	44,367	*
All currently serving directors and executive officers as a group (11 persons)(12)	1,443,375	4.6
________________________

*Represents beneficial ownership of less than 1%.

(1)This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,451,564 shares outstanding on March 14, 2022, adjusted as required by rules promulgated by the SEC.
(2)As reported by Janus Henderson Group plc in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2022, which states that Janus Henderson Group plc has shared voting and dispositive power with respect to all of the shares. Janus Henderson Group plc is the parent company of Janus Henderson Venture Fund, which has shared voting and dispositive power with respect to 1,783,534 of the shares. The securities are owned by one or more advisory clients for which Janus Henderson Venture Fund serves as an investment adviser. The principal business address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.
(3)As reported by Driehaus Capital Management LLC in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2021, which states that Driehaus Capital Management LLC has shared voting and dispositive power with respect to all of the shares. The securities are owned by one or more advisory clients for which Driehaus Capital Management LLC. serves as an investment adviser. The principal business address of Driehaus Capital Management LLC is 25 East Erie Street, Chicago, Illinois 60611.

(4)As reported by The Vanguard Group, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2022, which states that The Vanguard Group, Inc. has sole dispositive power with respect to 1,986,742 of the shares, shared dispositive power with respect to 71,721 of the shares and shared voting power with respect to 46,330 of the shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)As reported by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 3, 2022, which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 2,011,800 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)As reported by ArrowMark Colorado Holdings LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2022, which states that ArrowMark Colorado Holdings LLC has sole dispositive power and sole voting power with respect to all of the shares. The securities are owned by one or more advisory clients for which ArrowMark Colorado Holdings LLC serves as an investment adviser. The principal business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(7)Consists of 214,061 shares of common stock and 511,113 shares of common stock underlying options that are vested and exercisable within 60 days of March 14, 2022.
(8)Consists of 40,021 shares of common stock and 155,993 shares of common stock underlying options that are vested and exercisable within 60 days of March 14, 2022.
(9)Consists of 68,883 shares of common stock and 88,004 shares of common stock underlying options that are vested and exercisable within 60 days of March 14, 2022.
(10)Consists of 86,882 shares of common stock and 12,208 shares of common stock underlying options that are vested and exercisable within 60 days of March 14, 2022.
(11)Consists of 97,570 shares of common stock and 6,250 shares of common stock underlying options that are vested and exercisable within 60 days of March 14, 2022.
(12)Consists of 682,015 shares of common stock and 761,360 shares of common stock underlying options that are vested and exercisable within 60 days of March 14, 2022.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis, or CD&A, reviews the objectives and elements of our executive compensation program and discusses compensation earned by our named executive officers. It also explains the actions our Compensation Committee took based on its ongoing commitment to consider stockholder feedback and to ensure our executive team remains focused on our growth goals and creating long-term value for our stockholders.
Our named executive officers for the fiscal year ended December 31, 2021 are as follows:
•David J. Spitz, our chief executive officer, or CEO;
•Richard F. Cornetta, our chief financial officer, or CFO;
•Elizabeth Segovia, our chief operating officer, or COO; and
•Diana S. Allen, our former vice president, general counsel and secretary.
As previously disclosed, on March 31, 2021, Ms. Allen resigned as vice president, general counsel and secretary of our company, effective as of June 1, 2021. Ms. Allen continues to be a part-time employee of our company, providing support to our legal team.
2021 OVERVIEW
Our Business: 2021 Performance Overview
2021 was another successful for our company, aided by the acceleration of e-commerce, the continued expansion of our brands customer base, and the investments we made in our platform, sales capacity and enhancements to our service capabilities.

We reported record revenue and profitability in 2021:

•Our revenue increased 16% to a record $167.7 million, up from $145.1 million for 2020.
•Our subscription revenue increased 23% to $131.4 million compared to $107.2 million for 2020.
•Revenue from brands, a key customer segment for us, increased 39% to $66.6 million in 2021 from $48.0 million in 2020, representing 40% of our 2021 total revenue, a new fiscal year high, compared with 33% of 2020 total revenue.
•Brands subscription revenue increased by 47%, representing 45% of our total subscription revenue for 2021.
•We achieved GAAP income before taxes of $18.1 million for the year, compared to $19.3 million in 2020.
•Our adjusted EBITDA, a non-GAAP measure1, increased to a record $37.9 million, compared with $36.3 million for 2020, and our adjusted EBITDA margin was 23% for 2021 compared to 25% for 2020.
1 Adjusted EBITDA excludes from net income, the most comparable GAAP measure, depreciation, amortization, income tax (benefit) expense, interest (expense) income, non-cash stock-based compensation expense, and certain one-time costs, such as acquisition transaction costs, subsidiary liquidation costs, lease abandonment costs and changes in fair value of contingent consideration. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total revenue. We believe these non-GAAP measures provide useful information relating to our results of operations. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation table of net income to adjusted EBITDA is included in our Annual Report on Form 10-K for fiscal 2021, filed with the SEC on February 10, 2022, and is also available as part of the “Supplemental Financial Information” available on our website at http://ir.channeladvisor.com.

2021 Say-on-Pay Results and Stockholder Engagement
As our business continues to evolve, the structure of our executive compensation program evolves as well, to ensure that it keeps pace with and supports our business strategy and compensation philosophy: to attract and retain high-caliber senior executives in a competitive environment, and to align our named executive officers’ interests with those of our stockholders.
In 2020 our Compensation Committee implemented changes to the mix of equity vehicles in our long-term incentive plan, granting performance-based vesting equity awards in lieu of service-based vesting option awards. In February 2021, the Compensation Committee again granted a mix of performance-based restricted stock units and service-based restricted stock units as follows:
LONG-TERM INCENTIVE PLAN DESIGN

Equity Vehicle	Description
Performance-Based Vesting Restricted Stock Units (PSUs) (50% of grant value)	✓Rewards achievement of pre-determined financial goals measured over a multi-year performance period (two years for 2021 grants)
✓Financial metrics: Revenue growth and adjusted EBITDA margin
✓Payouts: up to 200% of target based on results against pre-defined goals (maximum was 150% for grants made in 2020)
50% of any PSUs earned based on performance at the end of the performance period will vest on the second anniversary of grant, and the remaining 50% will vest one year later, subject to the executive’s continued service on each vesting date.
Service-Based Vesting Restricted Stock Units (RSUs) (50% of grant value)	✓Supports leadership retention objectives
✓Vesting: Annually over a four-year period, subject to the executive’s continued service on each vesting date
In May 2021, approximately 98.6% of votes cast by our stockholders on our named executive officer compensation supported our say-on-pay proposal. After the Annual Meeting, we also solicited feedback on our executive compensation from our top 25 stockholders, who, in the aggregate, held just over 50% of our outstanding common stock. We believe that this strong level of support for our say-on-pay proposal, along with the feedback that our Compensation Committee chair and management team received during their discussions with our largest stockholders, validates the structure of our program. It also reinforces that our investors understand the importance of keeping our leadership team stable and focused on long-term stockholder value creation.
Here are highlights of the executive compensation practices and policies upon which our program is built:

What We Do	What We Do Not Do
✓Place the majority of weight on performance-based, variable, long-term compensation and emphasize “at risk” compensation	No guaranteed bonuses
✓Review market practices and make internal comparisons among our executives when making compensation decisions	No excise tax gross-ups
✓Clawback policy applies to all executive officers	No perquisites
✓Change in control benefits require a double-trigger	No cash severance benefits exceeding one times base salary and annual bonus (or two times in connection with change in control)
✓Require significant levels of stock ownership be met and subsequently retained	No hedging or pledging of company stock
✓Seek advice from an independent compensation consultant
2021 Compensation Highlights
Our named executive officers continued to show exceptional performance in managing our company in the face of the

COVID-19 pandemic, achieving record financial results in 2021.
Based in part on our performance results, the Compensation Committee made the following decisions for 2021:
•Base salary: In light of their performance and to better align their pay with peer company data, for 2021 Mr. Spitz, our CEO, received a base salary increase of 5%, Mr. Cornetta, our CFO, received a base salary increase of approximately 12%, Ms. Segovia, our COO, received a base salary increase of approximately 3%, and Ms. Allen, our former vice president, general counsel and secretary, received a base salary increase of approximately 2%.
•Annual performance bonus: In 2021, our record revenue of $167.7 million exceeded the maximum level of performance pre-established by the Compensation Committee by $8.2 million, making our named executive officers eligible for a 200% payment for the 50% of their target bonus opportunity attributable to revenue, and our adjusted EBITDA of $37.9 million exceeded the maximum level of performance pre-established by the Compensation Committee by $5.9 million, making our named executive officers eligible for a 200% payment for the 30% of the target bonus opportunity attributable to adjusted EBITDA. With respect to the strategic objectives, which accounted for an aggregate 20% of the target bonus opportunity, we achieved year-over-year growth in net bookings and also significantly increased the proportion of our revenue attributable to brands. In February 2022, the Compensation Committee determined that based on our financial achievements in 2021 and each officer’s contribution, each named executive officer should receive the maximum performance bonus, which was equal to 180% of the executive’s target annual performance bonus opportunity, based on (a) 50% of the target bonus opportunity attributable to revenue under the plan paying out at 200% (resulting in 100% credit), (b) 30% of the target bonus attributable to adjusted EBITDA under the plan paying out at 200% (resulting in an additional 60% credit) and (c) 20% of the target bonus attributable to the strategic objectives paying out at 100% (resulting in an additional 20% credit).

•Long-term incentives. In determining the appropriate target equity award for each named executive officer for 2021, the Compensation Committee considered each named executive officer’s current equity holdings, including the extent to which such holdings were “in-the-money,” the extent to which the holdings remained unvested and therefore continued to serve as a retention tool, as well as the potential dilution of our share reserves, along with individual performance, total pay opportunities and peer company data. The Compensation Committee determined that in order to attract and retain top talent, each of our named executive officer’s equity compensation grants should be competitive with peer company data.

2021 Target Total Direct Compensation At-A-Glance
We tie pay to performance and emphasize “at risk” compensation. Our Compensation Committee structures a significant portion of our named executive officers’ target total direct compensation, consisting of base salary, an annual performance bonus opportunity and equity awards, to be variable, at risk and tied directly to our performance over the short- and long-term. The following chart shows the portion of the 2021 total direct compensation of our CEO that was “at risk,” consisting of annual performance bonus opportunity at target and grant date fair value of equity awards as reported in our Summary Compensation Table below. The chart does not include "All Other Compensation" as reported in the Summary Compensation Table, because those amounts were less than 1% of total compensation.

CEO
2021 Target Pay Mix

Base Salary 18%
Target Bonus 18%
Equity Awards 64%

As reflected in the chart above, approximately 82% of our CEO’s total direct compensation was “at risk,” with 64% attributable to long-term equity awards and 18% attributable to an annual bonus award at target, paid only if we achieved pre-established revenue and adjusted EBITDA goals and other strategic corporate goals. Only 18% of our CEO’s total direct compensation was attributable to fixed compensation in the form of base salary.
OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM
Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation program and policies are to:
•attract, retain and motivate superior executive talent;
•provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value and facilitate executive retention; and
•align our executives’ interests with those of our stockholders through long-term incentives.
Our executive compensation program generally consists of, and is intended to strike a balance among, three principal elements: base salary, annual performance bonuses and long-term incentive compensation in the form of equity awards. We also provide our executive officers with reasonable severance and change-in-control protections, as well as other benefits generally available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following table summarizes these three principal elements, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Reviewed annually at the beginning of the year and determined based on a number of factors including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our company, and by reference to market data provided by our Compensation Committee’s compensation consultant.
Annual Performance Bonus (“at risk” cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.	Target annual performance bonus opportunities, expressed as a percentage of base salary, are reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Actual bonus payments are dependent upon the achievement of specific corporate performance objectives determined by our Compensation Committee.

Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and each executive officer’s individual performance.
Long-Term Incentive (“at risk” equity)	Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages continued employment over the long-term.
Annual equity awards are reviewed and determined at the beginning of each year or as appropriate during the year for new hires, promotions or rewards for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives and competitive market data provided by our Compensation Committee’s compensation consultant.

In 2021, 50% of the equity awards made to our named executive officers consisted of performance-based restricted stock units, or PSUs, which vest only if we achieve pre-defined combined year over year revenue growth and adjusted EBITDA margin targets over a two-year performance period. The PSUs that are earned based on performance are further subject to a continued service requirement after performance achievement—50% of eligible shares will vest on each of the second and third anniversaries of the grant date.

The other 50% consisted of service-based vesting RSUs that vest annually over a four-year period, subject to continued service. Even vested RSUs provide a return only if the market price of our stock appreciates.

In evaluating our executive compensation program and policies, as well as the short- and long-term value of our executive compensation plans and arrangements, our Compensation Committee focuses on providing a competitive compensation package that provides significant short- and long-term incentives for the achievement of measurable corporate objectives and individual contribution towards our corporate performance. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
We do not currently have formal policies for allocating compensation among base salary, annual performance bonuses and equity awards, short- and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee uses its judgment to establish a target total direct compensation opportunity for each named executive officer that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. A significant portion of our named executive officers’ target total direct compensation opportunity is comprised of “at risk” compensation in the form of an annual performance bonus opportunity and equity awards tied to our corporate performance and stockholder returns, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

HOW WE DETERMINE EXECUTIVE COMPENSATION
Role of our Compensation Committee and Executive Officers in Setting Executive Compensation
Our Compensation Committee, composed entirely of independent directors, is responsible for administering our executive compensation program and operates under a written charter. The Compensation Committee oversees our executive compensation program, policies, practices and plans, and reviews and determines the compensation to be paid to our executive officers and the non-employee members of our Board.
In making its executive compensation determinations, our Compensation Committee considers recommendations from our CEO for our other executive officers. The CEO has access to third party compensation surveys and compensation data provided by our Compensation Committee’s compensation consultant, as described below. The CEO does not participate in the deliberations concerning, or the determination of, the CEO’s compensation. In addition to our CEO, our COO, our vice president, human resources and our general counsel also attend Compensation Committee meetings and take part in discussions of executive compensation. No executive officer is present during voting or deliberations on the executive officer’s own compensation.
Role of our Compensation Consultant
Our Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For 2021, our Compensation Committee again retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a national compensation consultant, to assist it in reviewing our executive compensation programs, making compensation decisions for each of our executive officers and ensuring that our compensation programs remain competitive in attracting and retaining talented executives. Our compensation consultant reports directly to our Compensation Committee, which maintains the authority to direct its work and engagement. Our compensation consultant interacts with management to gain access to company information that is required to perform its services and to understand the culture and policies of our organization.
Pearl Meyer’s engagement with respect to 2021 executive compensation decisions included conducting a review of the design and competitive positioning of our compensation programs for our CEO, other executive officers and non-employee directors in preparation for making compensation decisions for 2021, reviewing our aggregate long-term incentive practices and providing information regarding peer group incentive plans and equity grant practices. As part of the in-depth review for 2021 compensation, Pearl Meyer provided the Compensation Committee with the following services, which our Compensation Committee used to make decisions related to compensation for 2021:
•reviewed and provided an analysis of the compensation arrangements for all of our named executive officers, including the design and structure of our annual cash incentive bonus plan and equity-based incentive compensation program;
•advised on the design and structure of our cash and equity incentive compensation programs;
•prepared an analysis of our share usage under our equity incentive plan;
•updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;
•provided recommendations and assisted with identifying an appropriate peer group;
•provided compensation data for similarly situated executive officers at companies in our peer group; and
•reviewed and provided recommendations on the fee structure for our non-employee directors.
Our Compensation Committee considered whether the work of Pearl Meyer raised any conflict of interest, taking into account the following factors: (a) the amount of fees paid to the compensation consultant, as a percentage of the firm’s total revenue, (b) the provision of other services to us by the compensation consultant, (c) the compensation consultant’s policies and procedures that are designed to prevent conflicts of interest, (d) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee, (e) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any of our executive officers or any members of the Compensation Committee and (f) any shares of our common stock owned by the compensation consultant or the individual compensation advisors employed by the firm. Based on these factors, our Compensation Committee concluded that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer did not create any conflict of interest.
Use of Competitive Market Data
We strive to attract and retain highly qualified executive officers in an extremely competitive market. Accordingly, our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the competitive market for executive talent, including the current practices of comparable public companies with which we compete for talent. Consequently, our Compensation Committee reviews market data for each executive officer’s position, compiled by Pearl Meyer for 2021 compensation, as described below.
In November 2020, with the assistance of Pearl Meyer, the Compensation Committee approved a peer group of companies for use as a reference when determining the compensation of our executive officers for 2021. Peer companies are generally used as a reference in understanding the competitive market, evaluating current pay practices and philosophies and considering compensation and corporate governance best practices in connection with determining executive compensation. This peer group was selected from among publicly-traded internet and software companies based in the United States, with an emphasis on software-as-a-service, or SaaS, companies, based on the comparability of revenue and market capitalization. Specifically, companies were selected with the following parameters: companies operating in the internet and software industry with an emphasis on SaaS companies and companies with annual revenue generally between $57 million and $335 million, a range of approximately two-fifths to two and a half times our projected annual revenue at the time, and market capitalizations from approximately one-fifth ($116 million) to three and a half times ($1.9 billion) our market capitalization at the time. Our Compensation Committee believes that the companies selected for this peer group were broadly comparable to us, and represented our labor market for talent for key leadership positions at the time the compensation decisions for 2021 were made. In particular, the Compensation Committee noted that we were at approximately the 40th percentile of the peer group for both revenue and market capitalization. The peer group for 2021 compensation decisions consisted of the following 19 companies:

A10 Networks, Inc.	Cardlytics, Inc.	Marchex, Inc.	Smith Micro Software, Inc.
American Software, Inc.	Domo, Inc.	Mitek Systems, Inc.	TechTarget, Inc.
Asure Software, Inc.	eGain Corporation	Mobileiron, Inc.	Veritone, Inc.
Benefitfocus, Inc.	Leaf Group Ltd.	Model N, Inc.	Zix Corporation
Brightcove Inc.	Magnite, Inc.	PROS Holdings, Inc.
The Compensation Committee used the peer group data to determine the various compensation levels and programs of similar companies that are competing for talent. In addition, the peer group provided a framework from which the Compensation Committee could determine a compensation program that would effectively attract, retain and incentivize management. In constructing the peer group for decisions for 2021 compensation, two companies included in the prior peer group, Rapid 7, Inc. and Marin Software, Inc., were removed from the peer group as they were no longer considered to be comparable to us, and The Meet Group, Inc. and Instructure, Inc. were removed from the peer group as they had been acquired. Three companies (Mitek Systems, Inc., Veritone, Inc. and Smith Micro Software, Inc.) that met the criteria described were added in order to keep the size of the peer group at approximately twenty companies.
In addition, Pearl Meyer also provided the Compensation Committee compensation survey information from Radford, an Aon Hewitt Company, based on the same financial criteria and relevant industries as the peer group.
Our Compensation Committee does not “benchmark” the compensation of any of our named executive officers to a specific percentile of the compensation data derived from our peer group. Rather, our Compensation Committee reviews compensation data from the peer group companies and the Radford survey, collectively referred to as the market data, as reference points in making executive compensation decisions (generally at the 25th, 50th and 75th percentiles of the market data). Our Compensation Committee’s general aim is for total executive compensation to remain competitive with the market, with individual amounts varying as appropriate based on corporate and individual executive performance, and other factors that our Compensation Committee deems to be appropriate. We have not developed a specific market positioning that we consistently aim for in setting compensation levels; instead our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each named executive officer based on various facts and circumstances appropriate for us in any given year. Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may be at varying levels compared to the market data.

Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels the Committee determines to be competitive and appropriate for each named executive officer, using the Committee’s professional experience and judgment. Compensation decisions are not made by use of a formulaic approach; our Compensation Committee believes that these decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, our Compensation Committee generally takes into consideration the following factors:
•our corporate performance and business needs;
•each named executive officer’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company;
•internal pay equity among our named executive officers and positions;
•the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•a range of market data reference points, as described above under “Use of Competitive Market Data”;
•the total compensation cost and stockholder dilution from executive compensation actions;
•trends and compensation paid to similarly situated executives within our market;
•its compensation consultant’s recommendations;
•a review of each named executive officer’s total targeted and historical compensation and equity ownership; and
•our CEO’s recommendations, based on the CEO’s direct knowledge of the performance of each named executive officer and the CEO’s review of competitive market data.
2021 EXECUTIVE COMPENSATION PROGRAM
Annual Base Salary
In February 2021, the Compensation Committee determined that in light of their performance and to better align their pay with peer company data, each of our named executive officers would receive a base salary increase for 2021, as shown in the table below:

Named Executive Officer	Base Salary for FY 2020	Base Salary for FY 2021	Percentage Increase over FY 2020
David J. Spitz	$411,000	$432,000	5%
Richard F. Cornetta	$290,000	$325,000	12%
Elizabeth Segovia	$325,000	$335,000	3%
Diana S. Allen	$320,000	$325,000	2%
Annual Performance Bonuses
In addition to base salaries, our named executive officers were eligible to receive annual performance-based cash bonuses. The annual bonuses are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieve the corporate goals that our Compensation Committee establishes each year.
For 2021, the target bonus percentages for our CEO (100% of annual salary) and general counsel (40% of annual salary) remained the same as in 2020, while the target bonuses for our other named executive officers were increased modestly (from 40% to approximately 45% for our CFO and from 50% to approximately 55% for our COO), in recognition of their recent and expected future contributions to our company.

The corporate objectives and relative overall weighting for 2021 were established by our Compensation Committee in February 2021. To continue to align the executive officers’ incentives with our emphasis on profitable revenue growth, total revenue was weighted at 50% of the potential payout, adjusted EBITDA was weighted at 30% of the potential payout, and specific corporate strategic objectives related to growth in net bookings and the proportion of our total revenue attributable to brands were weighted collectively at 20% of the potential payout. For 2021, the strategic corporate objectives were net bookings growth and increase in proportion of our revenue attributable to brands. If the minimum total revenue metric was met, then the executive would be eligible for the payout associated with the applicable performance level pre-established by the Compensation Committee for total revenue. If the minimum adjusted EBITDA metric was met, then the executive would be eligible for the payout associated with the applicable performance level pre-established by the Compensation Committee for adjusted EBITDA. If any strategic objective was met, then the officer would be eligible for the percentage of the strategic objective payout determined by the Compensation Committee based on the weightings of the individual strategic objectives determined by the Compensation Committee.
For the total revenue and adjusted EBITDA metrics, if the minimum level of performance pre-established by our Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was determined to be positive, then 50% of the target incentive payment would be payable to the named executive officer. If the target level of performance pre-established by the Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was determined to be positive, 100% of the target incentive payment would be payable to the named executive officer. If the maximum level of performance pre-established by the Compensation Committee was achieved and the executive officer’s contribution to our company’s performance was determined to be positive, 200% of the target incentive payment for the revenue and adjusted EBITDA metrics would be payable to the named executive officer. Awards were calculated linearly for achievement between the performance thresholds and targets. No additional payment was available for achievement beyond the maximum threshold. Therefore, the maximum achievement for revenue and adjusted EBITDA metrics was 160% of each officer’s target bonus. Adding the potential 20% payout for full achievement of the strategic objectives resulted in an aggregate maximum payout of 180% of the officer’s target bonus amount. As described below, this maximum payout was achieved in 2021 based on our performance.

The target amounts for each objective were established based on our internal fiscal 2021 budget. No specific individual goals were established for any of our named executive officers for 2021, but the Committee reviewed each executive officer’s performance and contribution to our company’s performance in connection with determining the annual bonus amount, if any, to be paid to the executive officer. In February 2022, our Compensation Committee reviewed our performance against the pre-established performance levels for each corporate objective and approved the extent to which we achieved each of our corporate objectives. The Committee also evaluated each executive officer’s performance and contribution to our company’s performance.
For 2021, each of the corporate objectives, their relative weight, and our percentage achievement towards the total bonus, in each case as determined by our Compensation Committee, is set forth in the table below.

PERFORMANCE RANGE
Metric	Minimum (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Achievement
Total Revenue (50% of weight)	$149 million (Budget)	$154 million ($5 million above Budget)	$159.5 million ($5.5 million above Target)	$167.7 million ($8.2 million above maximum)
Adjusted EBITDA (30% of weight)	$24 million (Budget)	$26 million ($2 million above Budget)	$32 million ($6 million above Target)	$37.9 million ($5.9 million above maximum)
Strategic Objectives (20% collective weight)	50%: Year over year growth in net bookings			100% achievement
	50% Increase the proportion of total revenue attributable to brands			100% achievement
The revenue target and adjusted EBITDA minimums were equal to our internal fiscal 2021 budget, with the targets set above our internal fiscal 2021 budget. At the time the Compensation Committee set these goals for 2021, the Compensation Committee believed that each of the target goals was achievable, but only with significant effort.
In 2021, our record revenue of $167.7 million exceeded the maximum level of performance pre-established by the Compensation Committee, making each executive officer eligible for a 200% payment for the 50% of the target bonus opportunity attributable to revenue, and our adjusted EBITDA of $37.9 million exceeded the maximum level of performance pre-established by the Compensation Committee, making each eligible for a 200% payment for the 30% of the target bonus opportunity attributable to adjusted EBITDA. With respect to the strategic objectives, which accounted for an aggregate 20% of the target bonus opportunity, we achieved year-over-year growth in net bookings and also significantly increased the proportion of our total revenue attributable to brands, which resulted in 100% overall achievement of the strategic objectives in the aggregate. The Compensation Committee determined that based on our achievements in 2021 and each officer’s contribution, each named executive officer should receive a performance bonus of 180% of the executive’s target annual performance bonus opportunity, based on 50% of the target bonus opportunity attributable to revenue under the plan paying out at the maximum 200%, 30% of the target bonus attributable to adjusted EBITDA under the plan paying out at the maximum 200%, and the 20% of the target bonus attributable to the strategic objectives paying out at 100%.
Each named executive officer’s actual bonus payment, as a dollar amount and a percentage of the executive’s target annual performance bonus opportunity, as well as the target bonus amount on which the bonus was based, is shown in the table below.

Named Executive Officer	2021 Target Bonus	2021 Actual Bonus	Actual Bonus as % of Target Bonus
David J. Spitz	$432,000	$777,600	180%
Richard F. Cornetta	$150,000	$270,000	180%
Elizabeth Segovia	$180,000	$324,000	180%

As Ms. Allen resigned as an executive officer as of June 1, 2021, she was not eligible to receive a bonus under our 2021 bonus plan. However, in recognition of her contributions to our company, in July 2021 the Compensation Committee awarded Ms. Allen a discretionary bonus of $65,000, representing one-half of her target bonus under the annual bonus plan. This amount is reflected in the “Bonus” column of the Summary Compensation Table below.
Equity-Based Incentive Awards
Overview
We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards. Our Compensation Committee, in consultation with our CEO, determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, competitive factors including competition for technology executives, market data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards, such as RSUs, and PSUs and stock options held by each named executive officer, the total target cash compensation opportunity for each named executive officer, individual performance and retention objectives. We believe we are thoughtful in the use of our equity pool and resulting dilution to our stockholders; our named executive officers are not guaranteed an equity award grant each year.
Performance-based and Service-based Restricted Stock Units
Beginning in 2020, 50% of the annual equity awards we grant to our executive officers are in the form of performance-based restricted stock unit, or PSU, awards that are eligible for vesting only if we achieve pre-defined performance metrics. The introduction of PSUs in 2020 replaced the use of stock options, which we had granted to executives until 2019. The other 50% of annual equity awards are in the form of service-based restricted stock unit, or RSU, awards that vest annually over a four-year period after the grant date.
For PSU grants made in 2021, in order for the awards to begin vesting we must achieve specified levels of combined year-over-year revenue growth and adjusted EBITDA margin over a two-year performance period. Adjusted EBITDA margin is calculated as total cumulative adjusted EBITDA during the performance period divided by total cumulative revenue during the performance period. Revenue growth must be positive over the performance period for the PSU grants to be earned. The Compensation Committee believes that the performance levels necessary to earn the PSU awards are challenging but achievable.
The level of achievement will be determined by our Compensation Committee in the first quarter of 2023, upon the completion of the audit of our financial statements for the year ending December 31, 2022. The Committee may make adjustments to the manner in which the achievement is determined as it deems equitable and appropriate to exclude the effect of unusual, non-recurring or infrequent matters, transactions or events affecting the company or its consolidated financial statements; changes in accounting principles, practices or policies or in tax laws or other laws or requirements; or other similar events, matters or changed circumstances. Each adjustment, if any, shall be made solely for the purpose of maintaining the intended economics of the award in light of changed circumstances to prevent the dilution or enlargement of the executive’s rights with respect to the PSUs.
If the pre-defined threshold performance is not achieved at the end of the performance period, the awards are forfeited. If the pre-defined threshold performance is achieved at the end of the performance period, the executive is eligible to receive 25% of the target number of PSUs, if the pre-defined target performance is achieved at the end of the performance period, the executive is eligible to receive 100% of the target number of PSUs, and if the pre-defined maximum performance is achieved at the end of the performance period, the executive is eligible to receive 200% of the target number of PSUs. With respect to each performance goal, attainment between threshold and target performance and between target and maximum performance is subject to straight-line interpolation. If the pre-defined threshold, target, or maximum performance is achieved at the end of the two-year performance period, 50% of the eligible awards vest on the second anniversary of the grant date, subject to continued service with us through that date, and the other 50% is eligible to vest on the third anniversary of the grant date, subject to continued service with us through that date.
We believe that PSUs are a powerful tool for us to align the interests of our executives with our stockholders as the PSUs are only eligible for vesting upon achievement of pre-defined metrics over a two-year performance period, and 50% of those that are eligible for vesting do not vest unless the executive remains employed with us for an additional year. Service-based RSUs and legacy service-based vesting stock options also provide an important tool for us to retain our highly sought after named executive officers since the value of the awards is delivered to our named executive officers in annual installments (rather than monthly or quarterly installments) over a four-year period subject to continued service with us. We believe that, at this stage in our growth, this balance of PSUs and service-based RSUs aligns the interests of our named executive officers with the long-term interests of our stockholders, and provides incentives to our named executive officers to continue to build and grow our company.
Achievement under 2020 PSU Grants
For PSU grants made in 2020, in order for the awards to begin vesting we were required to achieve combined year-over-year revenue growth and adjusted EBITDA margin over the two-year performance period ended December 31, 2021. If the metric was at least 17%, then 25% of the shares underlying the PSUs would be earned; if the metric was at least 19%, then 100% of the shares underlying the PSUs would be earned; and if the metric was at least 21%, then 150% of the shares underlying the PSUs would be earned. In February 2022, our compensation committee reviewed our performance over the performance period, noting that we had achieved combined revenue growth and adjusted EBITDA margin of 37.3%, resulting in a 150% payout of the PSUs granted in 2020. Of the shares earned, one-half vested on March 2, 2022 and the remainder will vest on March 2, 2023 subject to the officer’s continued service with our company as of that date.
The shares earned under the 2020 PSU grants were as follows:

Named Executive Officer	2020 PSU Grant (shares)	Achievement	Number of Shares Earned
David J. Spitz	69,817	150%	104,726
Richard F. Cornetta	26,852	150%	40,278
Elizabeth Segovia	18,796	150%	28,194
Diana S. Allen	26,852	150%	40,278
Summary of 2021 PSU and Service-based RSU Grants
In February 2021, our Compensation Committee approved the following equity grants to our named executive officers, effective as of March 1, 2021:

Named Executive Officer	Value of RSUs	Shares of Common Stock underlying RSUs	Value of PSUs at Target	Shares of Common Stock underlying PSUs at Target
David J. Spitz	$750,000	33,200	$750,000	33,200
Richard F. Cornetta	$250,000	11,066	$250,000	11,066
Elizabeth Segovia	$375,000	16,600	$375,000	16,600
Diana S. Allen	$250,000	11,066	$250,000	11,066

The dollar values of the RSUs and PSUs, assuming the target level of achievement, were each converted into a number of shares of common stock based on the closing price per share of our common stock two business days before the grant date. The grant date fair values of these awards, which differ slightly from the dollar amounts in the table above due to changes in the stock price of our common stock between two business days before the grant date and the grant date, are set forth in the “Grants of Plan-Based Awards in 2021” table below under the column “Grant Date Fair Value of Stock and Option Awards.”
2022 Grants
In February 2022, the Compensation Committee granted PSUs and service-based RSUs that were substantially similar to those granted in 2021, except that (a) the performance period for the PSUs is January 1, 2022 through December 31, 2023 and the relative weighting of the revenue growth and adjusted EBITDA metrics were adjusted such that the revenue growth component will represent 75% of the total weighting and adjusted EBITDA, rather than adjusted EBITDA margin, will represent 25% of the total weighting and (b) the payout for threshold performance was increased from 25% to 50%.
OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Share Ownership Guidelines and Policies
Our executive compensation program includes share ownership guidelines for our directors and executive officers. We believe these guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The share ownership guidelines are based on a multiple of base salary or annual cash retainer. Under the guidelines, during 2021 our chief executive officer was required to own shares of our common stock with a value equal to at least three times the executive’s annual base salary. In February 2022, the Compensation Committee increased this multiple to five times base salary. Each of our other executives was required to own shares of our common stock with a value equal to at least one times the executive’s annual base salary in 2021, which the Compensation Committee increased to three times base salary in February 2022. Each non-employee director is required to own shares of our common stock with a value equal to at least three times the director’s annual cash retainer for Board service, including cash retainers for committee service.
For purposes of these guidelines, “ownership” includes all shares of our common stock that are non-derivative securities reported as beneficially owned on the individual’s most recent report filed under Section 16 of the Exchange Act, as well as shares underlying RSU awards and vested in-the-money stock options, which are valued at their intrinsic in-the-money value. Shares underlying vested in-the-money stock options are counted net of the number of shares needed to pay the aggregate exercise price for such vested shares.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. During 2021, the guidelines also required our chief executive officer, other executive officers and non-employee members of our Board to retain at least 25% of the net “after tax” shares obtained by the exercise of any stock options or vesting of any other company stock awards until the individual meets our prescribed ownership guidelines. In February 2022, this was increased to 50% of net “after tax” shares. Compliance is assessed annually. All of our executive officers and non-employee members of our Board are in compliance with our current ownership and holding requirements.
Policy Regarding Hedging, Pledging and Short Sales
In addition to our share ownership guidelines, our executive officers and directors are also subject to our insider trading and window period policy, which prohibits all employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock. We maintain this policy because hedging transactions, which might be considered short-term bets on the movements of our stock, could create the appearance that the person is trading on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives. We believe this policy serves to further align the interests of our employees, executives and directors with our stockholders’ interests.
Compensation Recovery (“Clawback”) Policy
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. The Compensation Committee has extended the provisions of Section 304 to apply to all of our executive officers. Additionally, we intend to implement a Dodd-Frank Act-compliant compensation recovery, or clawback, policy as soon as, and to the extent that, the requirements are finalized by the SEC.
Welfare and Health Benefits
Our named executive officers are eligible to participate in all of our benefit plans, including the 401(k) plan described below, as well as medical, dental, vision, short-term disability, long-term disability and group life insurance, in each case on the same basis as other employees. We do not have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits other than our 401(k) plan. Our Board may elect to adopt such plans in the future if it determines that doing so is in our best interests, in each case on the same basis as other employees.
Perquisites and Other Benefits
We do not offer perquisites or personal benefits to our named executive officers.
401(k) Plan
We maintain a 401(k) profit sharing plan, or 401(k) plan, for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code, or the Code. The 401(k) plan provides that each participant may contribute up to 7% of the participant’s compensation. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2021 was up to an additional $6,500 above the statutory limit. Our Board provided a match during 2021 of 50% of participant contributions, up to 6% of the participant’s compensation, for a total match equal to up to 3% of a participant’s compensation. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Agreements with our Named Executive Officers
Each of our named executive officers signed offer letters of employment when the executive joined our company. Each of these agreements established the named executive officer’s starting base salary, initial target annual performance bonus opportunity and initial equity grant. These individuals’ base salaries, annual performance bonus opportunities and equity awards are reviewed annually by our Compensation Committee and have subsequently been increased, most recently to the amounts described above in this CD&A.
Severance and Change in Control Benefits
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change in control is an appropriate counter to any disincentive the officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.

Each of our named executive officers has entered into an Executive Severance and Change in Control Letter Agreement, or the Letter Agreements, as amended, under which our named executive officers are eligible to receive severance payments and benefits upon a termination of employment by us in connection with a change in control or other than for cause or by the executive for good reason, in each case as defined in the Letter Agreements. Such payments and benefits include (a) base salary continuation for up to 12 months (24 months for Mr. Spitz, our CEO, in the event of termination in connection with a change in control), (b) payments for continuation of coverage under COBRA for up to 12 months (18 months for Mr. Spitz in the event of termination in connection with a change in control), (c) a pro-rata portion of the executive’s annual bonus for the performance period in which the termination occurs and (d) accelerated vesting of unvested equity awards (full vesting acceleration for termination in connection with a change in control, and one quarter vesting acceleration for termination not in connection with a change in control). For unvested equity awards granted before December 31, 2018, the Letter Agreements for our named executive officers other than Ms. Segovia also provide for vesting acceleration upon the executive’s continued service for 12 months following a change in control transaction.
Our Compensation Committee periodically reviews the severance and change in control payments and benefits that we offer, including by reference to market data, to ensure they remain appropriately structured and at reasonable levels. The Compensation Committee believes that severance and change in control protection payments and benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.
A more detailed description of the Letter Agreements and each of our named executive officer payment and benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”
Accounting Considerations
Under Financial Accounting Standards Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. Our Compensation Committee has considered, and may consider in the future, the grant of other types of stock awards to our executive officers in lieu of or in addition to performance-based vesting restricted stock unit awards and service-based vesting restricted stock units in light of the accounting impact of ASC 718 and other considerations.
Risk Assessment Concerning Compensation Practices and Policies
Our Compensation Committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company as a whole.
Further, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual performance bonus opportunity, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation for our named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
David J. Spitz	2021	428,500	—	1,585,632	—	777,600	8,400	2,800,132
Chief Executive	2020	411,000	—	1,294,407	—	732,402	8,400	2,446,209
Officer (5)	2019	411,000	215,775	436,931	441,785	—	8,400	1,513,891
Richard F. Cornetta	2021	319,167	—	528,512	—	270,000	8,400	1,126,079
Chief Financial	2020	288,333	—	497,836	—	222,750	7,362	1,016,281
Officer (6)	2019	257,667	65,805	268,234	268,096	—	7,157	866,959
Elizabeth Segovia	2021	333,333	—	792,816	—	324,000	8,400	1,458,549
Chief Operating	2020	325,000	—	348,478	—	289,575	8,400	971,453
Officer (7)	2019	287,180	82,268	367,738	373,067	—	8,400	1,118,653
Diana S. Allen	2021	189,167	65,000	528,512	—	—	8,400	791,079
Former General	2020	316,667	—	497,836	—	222,750	8,400	1,045,653
Counsel and	2019	298,333	100,000	242,740	248,051	—	8,400	897,524
Secretary (8)
_________________________
(1)Amounts shown in the “Bonus” column represent discretionary bonuses paid. For 2019 our Compensation Committee awarded bonuses for the extraordinary performance of achieving an adjusted EBITDA outcome that substantially exceeded our stretch goal, even though the other metrics established to earn a bonus award had not been achieved for that year.
(2)Amounts listed in columns (e) (for restricted stock units) and (f) (for options) represent the aggregate grant date fair value of equity awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. For PSUs, the amounts included in column (e) represent the grant date fair value based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718, which was determined to be the target level of achievement. The fair values of the PSUs granted in 2021 were $792,816 for Mr. Spitz, $264,256 for Mr. Cornetta and Ms. Allen and $396,408 for Ms. Segovia. Assuming the highest level of achievement of the PSUs granted in 2021, the fair values of the PSUs would be $1,585,632 for Mr. Spitz, $528,512 for Mr. Cornetta and Ms. Allen and $792,816 for Ms. Segovia. The assumptions we used in valuing equity awards are described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2021.
(3)Amounts shown in the “Non-Equity Incentive Plan” column represent the amounts earned and payable under our annual cash bonus plan for the indicated year. For 2019 the minimum revenue level contemplated by the non-equity incentive plan was not achieved, such that no amount was payable under the plan.
(4)Consists of company contributions to the officer’s 401(k) plan.
(5)Mr. Spitz is also a member of our Board of Directors. Mr. Spitz does not receive any additional compensation in his capacity as a director.
(6)Mr. Cornetta was promoted to chief financial officer effective May 9, 2019. Amounts set forth in the table above represent all compensation paid to Mr. Cornetta during 2019, including the period before his promotion.
(7)Ms. Segovia was promoted to chief operating officer effective August 7, 2019. Amounts set forth in the table above represent all compensation paid to Ms. Segovia during 2019, including the period prior to her promotion.

(8)Ms. Allen resigned as an executive officer effective in June 2021 but continued as a part-time employee during the remainder of the year. Amounts in the table above for 2021 represent total compensation as an employee during 2021. In July 2021, Ms. Allen was awarded a discretionary bonus equal to one-half of her target bonus for her services as an executive officer during 2021.

GRANTS OF PLAN-BASED AWARDS

The following table shows for fiscal 2021 certain information regarding grants of plan-based awards to our named executive officers:
GRANTS OF PLAN-BASED AWARDS IN 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Spitz	2/15/2021	43,200	432,000	777,600	—	—	—	—	—
	3/1/2021	—	—	—	8,300	33,200	66,400	—	792,816
	3/1/2021	—	—	—	—	—	—	33,200	792,816
Richard F. Cornetta	2/15/2021	15,000	150,000	270,000	—	—	—	—
	3/1/2021	—	—	—	2,766	11,066	22,132	—	264,256
	3/1/2021	—	—	—	—	—	—	11,066	264,256
Elizabeth Segovia	2/15/2021	18,000	180,000	324,000	—	—	—	—	—
	3/1/2021	—	—	—	4,150	16,600	33,200	—	396,408
	3/1/2021	—	—	—	—	—	—	16,600	396,408
Diana S. Allen	2/15/2021	13,000	130,000	234,000	—	—	—	—	—
	3/1/2021	—	—	—	2,766	11,066	22,132	—	264,256
	3/1/2021	—	—	—	—	—	—	11,066	264,256
_________________________
(1)Non-equity incentive plan awards represent the threshold, target and maximum amounts of cash incentive compensation payable under our annual cash bonus plan. Threshold payout amounts assume only the attainment of the one of the two individual strategic objectives, the achievement of which (with no achievement of other strategic or financial objectives) would have resulted in a 10% payout of the named executive officer’s target bonus amount. Target payout amounts reflect 100% of the annual target incentive and assume goal attainment of 100% of the target annual goals. Maximum payout amounts reflect the annual payment cap of 180% of the annual target incentive, which assumes the attainment of the maximum annual corporate goals and the full achievement of both individual strategic objectives. For additional information regarding the annual bonus plan for 2021, see “Compensation Discussion and Analysis—2021 Executive Bonus Program-Annual Performance Bonuses” above.
(2)PSUs are granted at target at the grant date. Actual shares to vest on the second and third anniversaries of the grant date will be based on achievement of pre-defined combined year over revenue growth and adjusted EBITDA margin over the two-year performance period, and will then be subject to continued service through each applicable vesting date. If the pre-defined threshold performance is not achieved at the end of the performance period, the awards are forfeited. If the pre-defined threshold performance is achieved at the end of the performance period, 25% of the target number of PSUs will be eligible to vest; if the pre-defined target performance is achieved at the end of the performance period, 100% of the target number of PSUs will be eligible to vest; if the pre-defined maximum performance is achieved at the end of the performance period, 200% of the target number of PSUs will be eligible to vest. Of awards scheduled to vest, 50% of the eligible awards will vest on the second anniversary of the grant date, subject to continued service with us through that date, and the other 50% will vest on the third anniversary of the grant date, subject to continued service with us through that date.
(3)The RSUs granted vest in four annual installments beginning on the first anniversary of the grant date, subject to the officer’s continued service through each applicable vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2021.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Unearned Shares or Units of Stock That Have Not Vested ($)(1)

David J. Spitz	31,250	—		8.64	10/18/2022	7,679	189,518	(6)	69,817	(12)	1,723,084
	62,499	—		8.80	3/8/2023	16,754	413,489	(7)	33,200	(13)	819,376
	116,600	—		10.75	3/1/2026	52,363	1,292,319	(8)
	177,349	—		10.35	3/6/2027	33,200	819,376	(11)
	57,492	19,165	(2)	14.85	6/1/2028
	43,949	43,949	(3)	13.04	3/1/2029
Richard F. Cornetta	5,000	—		35.39	11/11/2023	853	21,052	(6)	26,852	(12)	662,707
	35,397	—		10.35	3/6/2027	2,867	70,758	(7)	11,066	(13)	273,109
	6,387	2,130	(2)	14.85	6/1/2028	10,515	259,510	(9)
	7,520	7,520	(3)	13.04	3/1/2029	20,139	497,031	(8)
	29,940	29,941	(4)	9.20	6/1/2029	11,066	273,109	(11)
Elizabeth Segovia	77,211	—		8.70	11/7/2027	2,987	73,719	(6)	18,796	(12)	463,885
	22,358	7,453	(2)	14.85	6/1/2028	9,308	229,721	(7)	16,600	(13)	409,688
	24,416	24,416	(3)	13.04	3/1/2029	6,831	168,589	(10)
	19,800	19,800	(5)	9.15	8/13/2029	14,097	347,914	(8)
						16,600	409,688	(11)
Diana S. Allen	—	8,198	(2)	14.85	6/1/2028	3,285	81,074	(6)	26,852	(12)	662,707
	—	24,416	(3)	13.04	3/1/2029	9,308	229,721	(7)	11,066	(13)	273,109
						20,139	497,031	(8)
						11,066	273,109	(11)
________________________

(1)Market value of restricted stock units that have not vested is based on $24.68 per share, the closing price of our common stock on December 31, 2021.
(2)The unvested shares underlying this option vest on June 1, 2022, subject to the officer’s continued service through the vesting date.
(3)The unvested shares underlying this option vest in two equal annual installments through March 1, 2023, subject to the officer’s continued service through each applicable vesting date.
(4)The unvested shares underlying this option vest in two equal annual installments through June 1, 2023, subject to the officer’s continued service through each applicable vesting date.
(5)The unvested shares underlying this option vest in two equal annual installments through August 13, 2023, subject to the officer’s continued service through each applicable vesting date.
(6)Vests on June 1, 2022, subject to the officer’s continued service through the vesting date.
(7)Vested as to one-half of the shares on March 1, 2022, and vests as to one-half of the shares on March 1, 2023, subject to the officer’s continued service through the vesting date.

(8)Vested as to one-third of the shares on March 2, 2022, and vests as to one-third of the shares on each of March 2, 2023 and March 2, 2024, subject to the officer’s continued service through each applicable vesting date.
(9)Vests as to one-half of the shares on each of June 1, 2022 and June 1, 2023, subject to the officer’s continued service through each applicable vesting date.
(10)Vests as to one-half of the shares on each of August 13, 2022 and August 13, 2023, subject to the officer’s continued service through each applicable vesting date.
(11)Vested as to one-fourth of the shares on March 1, 2022, and vests as to one-fourth of the shares on each of March 1, 2023, March 1, 2024 and March 1, 2025, subject to the officer’s continued service through each applicable vesting date.
(12)These shares represent PSUs granted in March 2020, with a performance period through December 31, 2021. The number of shares not yet earned is based on the target amount. Following the Compensation Committee’s determination of the level of performance achievement, which occurred in February 2022, the earned awards became subject to time-based vesting in March 2022 and March 2023.
(13)These shares represent PSUs granted in March 2021, with a performance period through December 31, 2022. The number of shares not yet earned is based on the target amount. Upon the Compensation Committee’s determination of the level of performance achievement, which is expected to occur in February 2023, the earned awards will become subject to time-based vesting in March 2023 and March 2024.

OPTION EXERCISES AND STOCK VESTED
The following table shows for fiscal 2021 certain information regarding option exercises and service-based RSUs vesting during fiscal 2021 for our named executive officers:
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David J. Spitz	336,843	6,142,128	51,360	1,187,005
Richard F. Cornetta			17,820	418,084
Elizabeth Segovia			24,375	594,389
Diana S. Allen	129,008	1,835,264	17,672	414,214
(1)Amounts in this column represent the aggregate value realized based on the difference between (a) the prices at which the officer sold the shares received upon exercise on each exercise date and (b) the exercise price of each option.
(2)Amounts in this column represent the aggregate value realized based on the closing price of our common stock on each vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As discussed in the CD&A above, we have entered into severance and change in control agreements with each of our named executive officers.

Under these agreements, if the officer is terminated by us other than for cause, or resigns for good reason, in each case as defined in the agreement, the officer will receive a lump-sum severance payment equal to the sum of 1) six months of then-current base salary, plus an additional one month of base salary for each year of service, up to a maximum of 12 months of base salary, and 2) a prorated share of any then-current variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar year to the date of termination. In such cases, the officer would also be entitled to have us pay their COBRA medical and dental insurance premiums for up to 12 months or, if earlier, until the officer gains new employment. Additionally, each officer would be entitled to three months of acceleration of vesting for all outstanding and unvested stock options and restricted stock units and the extension of the exercise period for all unexercised stock options until two years after the termination date.
If there is a change in control transaction involving our company, and, within the period beginning two months before and ending one year after the closing of the change in control transaction, we or the acquiring entity terminate the officer’s employment other than for cause, or the officer resigns for good reason, each officer would be entitled to full acceleration of vesting for all outstanding and unvested stock options and restricted stock units, and each officer other than Mr. Spitz would receive each of the payments described above. Mr. Spitz would receive a lump-sum severance payment equal to the sum of 1) 24 months of his then-current base salary, and 2) a prorated share of any of his then-current variable compensation calculated at 100% achievement of objectives for the period from the beginning of the calendar year to the date of termination. He would also be entitled to have us pay his COBRA medical and dental insurance premiums for up to 18 months or, if earlier, until he gains new employment.
In the event of a change in control transaction that does not result in the termination of Mr. Spitz’s employment within one year thereafter, Mr. Spitz would be entitled to full acceleration of his outstanding and unvested stock options and restricted stock units granted before December 31, 2018. With respect to Mr. Cornetta, in the event of a change in control transaction that does not result in the termination of his employment within one year thereafter, he would be entitled to one year of acceleration of his outstanding and unvested stock options and restricted stock units granted before December 31, 2018.
Receipt of the benefits described above upon the officer’s termination of employment is contingent upon the officer signing a release of claims against us.

Potential Payments and Benefits to Named Executive Officers upon Termination of Employment or Change in Control
The following table shows estimated payments that would be made to each named executive officer other than Ms. Allen in the event of a termination of employment or change in control, or both, assuming the applicable event occurred on December 31, 2021. Ms. Allen is not included in the table below as she resigned as an executive officer as of June 1, 2021. With respect to equity awards, the calculations assume the closing price of our common stock of $24.68 per share on December 31, 2021.

	Termination Other than For Cause or Resignation for Good Reason Without Change in Control ($)		Termination Without Cause or Resignation for Good Reason With Change in Control ($)		Change in Control Not Involving Termination within One Year (Vesting acceleration of equity granted before December 31, 2018)
Name	Type of Payment	Amount	Type of Payment	Amount
David J. Spitz	Base salary (12 months)	432,000	Base salary (24 months)	864,000
	Incentive payment (target)	432,000	Incentive payment (target)	432,000
	Vesting acceleration (1 quarter)	2,390,457	Vesting acceleration (100%)	5,999,285	100%	377,910
	COBRA premium (12 months)	28,116	COBRA premium (18 months)	42,175
	TOTAL	3,282,573	TOTAL	7,337,460
Richard F.	Base salary (12 months)	325,000	Base salary (12 months)	325,000
Cornetta	Incentive payment (target)	150,000	Incentive payment (target)	150,000
	Vesting acceleration (1 quarter)	810,130	Vesting acceleration (100%)	2,414,369	1 year	41,990
	COBRA premium (12 months)	28,116	COBRA premium (12 months)	28,116
	TOTAL	1,313,246	TOTAL	2,917,485
Elizabeth	Base salary (10 months)	279,167	Base salary (10 months)	279,167
Segovia	Incentive payment (target)	180,000	Incentive payment (target)	180,000
	Vesting acceleration (1 quarter)	823,269	Vesting acceleration (100%)	2,421,830
	COBRA premium (12 months)	13,779	COBRA premium (12 months)	13,779
	TOTAL	1,296,215	TOTAL	2,894,776
Option Repricings
We did not engage in any repricings or other modifications or cancellations with respect to the outstanding equity awards held by or granted to our named executive officers during fiscal 2021.

CEO PAY RATIO DISCLOSURE

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the related Securities and Exchange Commission rules require us to disclose to our stockholders the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee. As of December 31, 2021 we had 846 employees, located primarily in the United States and Europe with less significant representation in Australia. In determining the median employee, we included our global employee population as of December 31, 2021 but subtracted certain international employees that had joined our company following an acquisition and for whom our payroll processes have not yet been standardized. As a result, we had 819 global employees for purposes of calculating our median employee. The median employee compensation was identified first using a consistently applied compensation measure of actual annual compensation for fiscal 2021, calculated using internal human resources records, consisting of base salary, variable incentive compensation and grant date fair value of equity awards. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but instead assumes that the employee will perform the requisite service for the award to vest in full. As allowed under Securities and Exchange Commission rules, base pay was annualized for full-time or part-time permanent employees hired during fiscal 2021 to reflect a full year of service. We selected the median employee to determine the required ratio by:

•Calculating the compensation of all of our employees except the CEO based on the consistently applied measure of actual annual compensation as described above;
•Determining the median employee from our employee population based on this consistently applied compensation measure; and
•Identifying the employees whose target annual compensation was situated above and below this median and excluding any employee who had anomalous compensation characteristics, to ensure that our selected median employee reflects our population as a whole and support the reasonableness of our consistently applied compensation measure.

We calculated the total annual compensation of our CEO and of the median employee in accordance with Item 402 of Regulation S-K (the “Item 402 Rules”). The total annual compensation for our CEO for fiscal 2021 was $2,800,132, the total annual compensation for the median employee was $89,835 and the resulting ratio of these amounts is 31.2 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with the Securities and Exchange Commission Item 402 Rules based on our payroll and employment records and the methodology described above. Because the Securities and Exchange Commission Item 402 Rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table sets forth information regarding compensation earned for service on our Board during fiscal 2021 by our non-employee directors. Mr. Spitz, our chief executive officer, was also a director but did not receive any additional compensation for his services as a director. Mr. Spitz’s compensation is set forth above under “Executive Compensation—Summary Compensation Table.”

DIRECTOR COMPENSATION FOR FISCAL 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Total ($)
Timothy J. Buckley (2)	93,000	158,563	251,563
Joseph L. Cowan (3)	58,000	158,563	216,563
Janet R. Cowell (3)	63,000	158,563	221,563
Linda M. Crawford (4)	40,000	151,492	191,492
Marshall A. Heinberg (3)	59,500	158,563	218,063
Marc E. Huffman (5)	13,750	158,563	172,313
Himanshu S. Palsule (6)	—	—	—
Timothy V. Williams (3)	73,000	158,563	231,563
M. Scot Wingo (3)	50,000	158,563	208,563
________________________

(1)This column reflects the full grant date fair value for RSUs granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing the RSUs are described in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2021. The number of shares underlying the RSUs was calculated based on a value of $150,000 and the closing price of our common stock of $22.59 on February 25, 2021, which was two business days before the March 1, 2021 grant date.
(2)As of December 31, 2021, Mr. Buckley had 6,250 options outstanding, all of which were exercisable. In addition, Mr. Buckley held 6,640 restricted stock units that vested on March 1, 2022.
(3)As of December 31, 2021, the director held 6,640 restricted stock units that vested on March 1, 2022.
(4)Ms. Crawford was appointed as a director in April 2021. As of December 31, 2021, she held 6,196 restricted stock units that vested on March 1, 2022.
(5)Mr. Huffman’s service as a director ceased on May 7, 2021 and his unvested restricted stock units were forfeited at that time.
(6)Mr. Palsule was appointed as a director in October 2021.
SUMMARY OF DIRECTOR COMPENSATION PROGRAM
Non-employee directors are compensated for Board of Directors service through a combination of cash retainer and grants of restricted stock units. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors.

Once each fiscal year, we grant each non-employee director a restricted stock unit award having a value equal to $150,000 based on the closing price per share of our common stock two business days before the grant date, with each award vesting in full on the first anniversary of the grant, subject to continued service. If there is a change in control, as defined in the 2013 Equity Incentive Plan, and the director’s service with the company as a director is terminated in connection with the change in control, any unvested awards will vest in full on the termination date.

In fiscal 2021, non-employee directors were eligible for the following annual cash retainers: $50,000 for service as a member of the Board, $30,000 for service as chairman of the Board, $20,000 for service as Audit Committee chair, $10,000 for service as Compensation Committee chair, $6,000 for service as Nominating and Corporate Governance Committee chair, $7,000 for service as a member of the Audit Committee, $5,000 for service as a member of the Compensation Committee, and $3,000 for service as a member of the Nominating and Corporate Governance Committee. Each committee chair receives the retainer for service as chair in lieu of the retainer for committee membership.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows information regarding our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)(2)
Equity compensation plans approved by security holders	2,797,733	$4.54	4,692,186
Equity compensation plans not approved by security holders	—	—	—
Total	2,797,733		4,692,186
_________________________

(1)The calculation of the weighted-average exercise price of the outstanding options and rights includes 1,699,278 shares included in column (a) that are issuable upon the vesting of time-based restricted stock units and performance-based restricted stock units, each of which have no exercise price. Excluding the restricted stock units, the weighted-average exercise price of the outstanding options would be $11.56.
(2)Pursuant to the terms of our 2013 Equity Incentive Plan, an additional 1,509,429 shares were added to the number of available shares effective January 1, 2022.
TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction before consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;
•the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
CERTAIN RELATED PERSON TRANSACTIONS
There have been no transactions since January 1, 2021 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation” and “Director Compensation.” For a description of severance and change in control arrangements that we have entered into with some of our executive officers, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”
INDEMNIFICATION
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, our bylaws provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of the individual’s actions in that capacity regardless of whether we would otherwise be permitted to indemnify the individual under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to ChannelAdvisor Corporation, Attn: Corporate Secretary, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: March 28, 2022
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, ChannelAdvisor Corporation, 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560.

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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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CHANNELADVISOR CORPORATION
The Board of Directors recommends that you vote FOR the election of each director nominee in proposal 1 and FOR proposals 2 and 3:
Vote on Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS				All	All	Except
Nominees:				☐	☐	☐
01) David J. Spitz
02) Timothy V. Williams
03) Linda M. Crawford
Vote on Proposals								For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.								☐	☐	☐
3. ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION								☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each director nominee in proposal 1 and FOR proposals 2 and 3. If any other matters properly come before the meeting or any adjournments thereof, the person(s) named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated March 28, 2022, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name(s) exactly as it appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E17664-P87181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2022

The undersigned stockholder(s) hereby appoint(s) David J. Spitz and Kathryn F. Twiddy, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of ChannelAdvisor Corporation that the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders of ChannelAdvisor Corporation to be held at the offices of the corporation at 3025 Carrington Mill Blvd., Suite 500, Morrisville, North Carolina 27560, on Friday, May 13, 2022 at 10:00 a.m. local time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE